Exhibit 12



                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)


                                   Three Months Ended        Nine Months Ended
                                      September 30,             September 30,
                                      2005     2004             2005     2004

Earnings (loss):
 Earnings (loss) before income
   taxes                             $(153)   $(214)           $(257)   $(374)

 Add:  Total fixed charges (per
       below)                          471      442            1,363    1,318

 Less:  Interest capitalized            12       22               59       60

   Total earnings (loss) before
      income taxes                    $306     $206           $1,047     $884

 Fixed charges:
   Interest, including interest
     capitalized                      $224     $207             $653     $613

   Portion of rental expense
     representative of the interest
     factor                            228      219              656      660

   Amortization of debt expense         19       16               54       45
     Total fixed charges              $471     $442           $1,363   $1,318

 Coverage deficiency                  $165     $236             $316     $434